SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FLEXIBLE SOLUTIONS INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Nevada                                      91-1922863
         ------                                      ----------
(State of Incorporation)                    (Employer Identification Number)


         2614 Queenswood Drive, Victoria, BC, Canada, V8N1X5
         ---------------------------------------------------
                  (Address of principal executive offices)

Securities to be registered pursuant to Section 12 (b) of the Act:


Title of each class to be so registered             Name of each exchange each
                                                    Class is to be registered on

Common Stock par value $.001 per share              American Stock Exchange
--------------------------------------              -----------------------


If this form relates to the registration of a class of securities pursuant to section 12 (b) of the exchange act and is effective pursuant to General Instruction A. (c), check the following box [ X ].

ITEM 1. Description of Registrant's Securities to be Registered.

The Company's certificate of Incorporation authorizes 50,000,000 common shares, par value $.001, of which 11,568,416 shares were issued and outstanding as at Sept 30th 2002.

The holders of common shares of the Company are entitled to one vote per share for each common share held by them and do not have cumulative voting rights. Holders of record of common shares are entitled to receive dividends when (if) declared by the board of directors out of legally available funds. Upon any liquidation, dissolution or winding up of the Company, holders of common shares are entitled to share pro rata in any distribution to shareholders. There are no pre-emptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking or purchase funds. All of the outstanding shares are fully paid and non-assessable and duly authorized. There are no special rights or restrictions of any nature attaching to any of the common shares of the Company.

ITEM 2. Exhibits

         1. Specimens or copies of each security to be registered hereunder, and

         2. Copies of all constituent instruments defining the rights of the holders of each class of such securities, including any contracts or other documents which limit or qualify the rights of such holders;

Are incorporated by reference to Registrant's Registration Statement on Form 10-SB (Filed June 9th, 2000) (SEC filing No. 000-29649)


Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Flexible Solutions International Inc.
November 12, 2002

By:  /s/DAN O'BRIEN
--------------------
Dan O'Brien
President, Secretary, Director